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                                                                    EXHIBIT 4(a)

  CU BANCORP
  1996 CONVERSION STOCK OPTION PLAN
  Adopted April 15, 1996
  Approved by the Shareholders on July 18, 1996


         WHEREAS, CU Bancorp (" CU Bancorp") has entered into that certain Agreement and Plan of Reorganization By and Among CU Bancorp, California United Bank, N.A., Home Interstate Bancorp ("Home Bancorp") and Home Bank, dated January 10, 1996, as amended March 29, 1996 (the "Agreement") pursuant to which, among other things, Home Bancorp will merge with and into CU Bancorp (the "Merger");

         WHEREAS, the Agreement provides, among other things, that CU Bancorp will assume certain stock options issued pursuant to the Home Interstate Bancorp 1985 Stock Option Plan, as amended (the Home Option Plan")'

         WHEREAS, CU Bancorp currently has in effect the certain stock option plans ("CU Bancorp's Existing Option Plans");

         WHEREAS, CU Bancorp desires to fulfill its obligations with respect to options outstanding under the Home Option Plan, as provided in the Agreement, without affecting CU Bancorp's Existing Option Plans;

         WHEREAS, CU Bancorp desires to adopt this CU Bancorp 1996 Conversion Stock Option Plan (the "1996 Conversion Option Plan") in order to fulfill its obligation with respect to the assumption of certain options outstanding under the Home Option Plan, as provided in Section 2.9 of the Agreement; and

         WHEREAS, any option agreements entered into by CU Bancorp pursuant hereto shall be contingent upon the consummation of the Merger.

         NOW, THEREFORE, in consideration of the foregoing recitals, subject to the approval of CU Bancorp's shareholders, CU Bancorp does hereby adopt the 1996 Conversion Option Plan, whose provisions are as follows:

         1.       PURPOSES

                  The purposes of the 1996 Conversion Option Plan are (i) to fulfill certain obligations of CU Bancorp under the Agreement, (ii) to strengthen CU Bancorp and those corporations which are or hereafter become subsidiary corporations of CU Bancorp, within the meaning of Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"), by providing to certain persons who were granted options under the Home Option Plan and will become officers, employees or directors of CU Bancorp upon consummation of the

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transactions provided for in the Agreement added incentives for high levels of performance on behalf of CU Bancorp after the consummation of the transactions provided for in the Agreement and (iii) to encourage stock ownership in CU Bancorp.


         2.       ADMINISTRATION


                  (a) The 1996 Conversion Option Plan shall be administered by CU Bancorp's Board of Directors (the "Board") unless and until the Board delegates administration to a committee ("Committee"), as provided in subparagraph 2(d). Board action shall be taken pursuant to a majority vote or the unanimous written consent of its members; provided, however, no member of the Board shall act upon granting an option to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the granting of options to such director.

                  (b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the 1996 Conversion Option Plan:

                      (i) To determine which of the options outstanding under the Home Option Plan shall be assumed and which optionees under the Home Option Plan shall receive substituted options under the 1996 Conversion Option Plan; when and how the option shall be issued; whether the option will be an incentive stock option or a non-qualified stock option; the provisions of each option issued (which need not be identical), including, without limitation, the time or times during the term of each option within which all or portions of such option may be exercised; the duration of and purposes of leaves of absence which may be granted to participants without constituting a termination of their employment for purposes of the 1996 Conversion Option Plan; and the number of shares for which an option shall be issued to each such person;

                      (ii) To determine any conditions or restrictions imposed on stock acquired pursuant to the exercise of an option (including, but not limited to, forfeiture restrictions and restrictions on transferability);

                      (iii) To construe and interpret the 1996 Conversion Option plan and the options issued under it, to construe and interpret any conditions or restrictions imposed on stock acquired pursuant to the exercise of an option, to define the terms used herein, and to establish, and amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the 1996 Conversion Option Plan or in any option agreement in a manner and to the extent it shall deem necessary or expedient to make the 1996 Conversion Option Plan fully effective; and


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                      (iv)  Generally, to exercise such powers and to perform
such acts as it deems necessary or expedient to promote the best interests of the Company.



                  (c) The Board shall comply with the provisions of Rule 16b-3, promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act") as in effect from time to time, to the extent applicable to the 1996 Conversion Option Plan.


                  (d) The Board may delegate administration of the 1996 Conversion Option Plan to a Committee composed of not fewer than three (3) members of the Board. In the event CU Bancorp registers or has registered any class of equity security pursuant to Section 12 of the 1934 Act, from the effective date of such registration until six months after termination of such registration, all of the members of the Committee shall not (either while members of the Committee or at any time within one year prior to becoming members of the Committee) be or have been eligible for selection as a person to whom awards may be made under the 1996 Conversion Option Plan or any other plan of CU Bancorp or any of its subsidiaries entitling the participants therein to acquire stock, stock options or stock appreciation rights of CU Bancorp or any of its subsidiaries (a "Disinterested Person"). The Committee shall have, in connection with the administration of the 1996 Conversion Option Plan, the powers therefore possessed by the Board as set forth in subparagraph 2(b), subject, however, to such resolutions, not inconsistent with the provisions of the 1996 Conversion Option Plan, as may be adopted from time to time by the Board. Any action of the Committee with respect to administration of the 1996 Conversion Option Plan shall be taken pursuant to a majority vote or to unanimous written consent of its members. The Board may abolish the Committee at any time and revest in the Board the administration of the 1996 Conversion Option Plan.

                  (e) The determination of the Board or the Committee on matters referred to in this paragraph 2 shall be final and conclusive.

         3.       SHARES SUBJECT TO THE 1996 CONVERSION OPTION PLAN.

                  (a) Subject to the provisions of paragraph 9 relating to adjustments upon changes in stock, and subject to subparagraphs 3(b), 3(c) and 3(d), the stock that may be offered pursuant to options issued under the 1996 Conversion Option Plan shall not exceed 220,000 shares of CU Bancorp's common stock. If any option issued under the 1996 Conversion Option Plan shall for any reason expire, be canceled or otherwise terminate without having been exercised in full, the stock not purchased under such option shall be withdrawn from and no longer be available under the 1996 Conversion Option Plan.

                  (b) The maximum aggregate number of shares of CU Bancorp's common stock that may be offered pursuant to the 1996 Conversion Option Plan shall be limited to the

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individual option agreements that CU Bancorp enters into with optionees under the Home Option Plan prior to consummation of the Merger. No shares of CU Bancorp stock may be offered pursuant to the 1996 Conversion Option except as provided in the option agreements referred to in the preceding sentence. Subject to the provisions of paragraph 9, the maximum aggregate number of shares of CU Bancorp stock offered pursuant to the 1996 Conversion Option Plan shall not be increased subsequent to the consummation of the Merger and shall automatically be reduced to the aggregate number of shares of CU Bancorp stock provided for in such option agreements.

                  (c) The aggregate maximum number of shares of CU Bancorp's stock to be offered pursuant to the 1996 Conversion Option Plan (and the number of shares to be covered by each option agreement) shall be determined in accordance with the Conversion Ratio (as defined in the Agreement) for the Merger. In connection with the foregoing, in the case of each option issued pursuant hereto, the excess of the aggregate fair market value of the shares of CU Bancorp stock subject to the option immediately after the issuance of the option over the aggregate option price of such CU Bancorp shares shall equal the excess of the aggregate fair market value of all shares of Home Bancorp stock subject to the Home Bancorp option for which such CU Bancorp option is being substituted immediately before such substitution over the aggregate option price of such shares of Home Bancorp stock. For any option, on a share by share comparison, the ratio of the option exercise price to the fair market value of the CU Bancorp Stock subject tot he option immediately after the assumption shall not be more favorable to the optionee then the ratio of the Home option exercise price to the fair market value of the Home stock immediately before the assumption. Determination of the value of stock and determination of any spread in stock value and option exercise price shall be made at the time of the consummation of the Merger.

                  (d) In the event that the Merger is not consummated, no shares of CU Bancorp stock shall be issued pursuant to the 1996 Conversion Option Plan. All option agreements entered into by CU Bancorp pursuant to the 1996 Conversion Option Plan shall be conditional, based upon the requirement that the Merger is consummated, and all such option agreements shall provide that the options terminate automatically in the event that such merger is abandoned or otherwise not consummated.

                  (e) No option to acquire fractional shares of CU Bancorp may be issued under the 1996 Conversion Option. In the event that the computations provided for in subparagraph 3(c) would result in the issuance of an option for a fractional share, the number of shares covered by such option shall be rounded down to the next whole number of shares, and the aggregate purchase price for shares under the option shall be adjusted commensurately.

         4.       ELIGIBILITY.

                  (a) Only persons who immediately prior to the consummation of the Merger hold valid unexercised options issued pursuant to the Home Option Plan and will become,

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upon consummation of the Merger: (i) full-time salaried employees or employee/directors of CU Bancorp or its subsidiaries; (ii) or directors of CU Bancorp who will not be full-time salaried employees of CU Bancorp or its subsidiaries are eligible to receive options pursuant to the 1996 Conversion Option Plan.

                  (b) In order to receive an option pursuant to the 1996 Conversion Option Plan, a person described in subparagraph 4(a) must, prior to the consummation of the Merger, have entered into an option agreement under the 1996 Conversion Option Plan with CU Bancorp. Any such person who has not so entered into an option agreement with CU Bancorp prior to the consummation of the Merger, shall not be eligible to participate in the 1996 Conversion Option Plan.

                  (c) CU Bancorp may issue incentive stock options pursuant to the 1996 Conversion Option Plan provided that the aggregate fair market value of the stock (determined at the time the incentive stock option is granted) with respect to which incentive stock options are exercisable for the first time by the optionee during any calendar year ( under all incentive stock option plans of CU Bancorp) shall not exceed One Hundred Thousand Dollars ($100,000). Should it be determined that any incentive stock option issued pursuant to the 1996 Conversion Option Plan exceeds such maximum, such incentive stock option shall be considered a non-qualified option and not qualify for treatment as an incentive stock option under Section 422 of the Code to the extent, but only to the extent, of such excess.

The option agreements entered into pursuant to the 1996 Conversion Option Plan are not intended to constitute the grant of a new option within the meaning of
Section 422 or Section 424 of the Code and shall not be deemed such a grant for purposes of the preceding sentence.

                  (d) Notwithstanding anything to the contrary contained in the 1996 Conversion Option Plan, no person may be granted an option under the 1996 Conversion Option Plan if such person, upon receiving such grant, would hold options to purchase more than 10% of the outstanding shares of common stock of CU Bancorp.

         5.       OPTION PROVISIONS.

                  Each option shall be in such form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate. CU Bancorp may enter into an option agreement under the 1996 Conversion Option Plan (or determine not to enter into such an option agreement) in its sole and absolute discretion, and no optionee under the Home Option Plan shall have a right to receive an option hereunder except as may be mutually agreed with CU Bancorp under the negotiated terms of separate option agreements. Subject to the specific provisions of the 1996 Conversion Option Plan, and subject to the discretion of the Board or the Committee, the Board or the Committee (as the case may be) is authorized to enter into option agreements with persons holding options under the Home Option Plan that preserve as nearly as possible the benefits, burdens and terms of such Home Bancorp options. The



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provisions of separate options need not be identical, but each option shall include (through incorporation of provisions hereof by reference in the option or otherwise) the substance of each of the following provisions:

                  (a) Each option issued and all rights or obligations thereunder by its terms shall expire on such date as the Board or the Committee may determine as set forth in such stock option agreement, but not later than ten (10) years from the date the option was issued and shall be subject to earlier termination as provided elsewhere in the 1996 Conversion Option Plan. Notwithstanding the foregoing, any incentive stock option issued to an optionee who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of CU Bancorp or any of its affiliates shall expire not later than five (5) years from the date of issuance. For purposes of the 1996 Conversion Option Plan, the date of issuance of an option shall be the date on which the Merger is consummated, provided that the Board or Committee has entered into an option contract with such optionee prior to consummation of the Merger.

                  (b) The exercise price of each option shall be determined by the Board or the Committee in accordance with subparagraph 3(c) above. The fair market value of stock shall be determined by the Board or the Committee in accordance with any reasonable valuation method, including the valuation methods described in Treasury Regulation Section 1.425-1(a)(7).

                  (c) The purchase price of stock acquired pursuant to an option shall be paid at the time the option is exercised in cash or check payable to the order of CU Bancorp in an amount equal to the option price for the shares being purchased. If other than the optionee, the person or persons exercising the option shall be required to furnish CU Bancorp appropriate documentation that such person or persons have the full legal right and power to exercise the option on behalf of and for the optionee.

                  (d) An option by its terms may only be transferred by will or by the laws of descent and distribution upon the death of the optionee, shall not be transferable during the optionee's lifetime, and shall be exercisable during the lifetime of the person to whom the option is granted only by such person.

                  (e) Subject to subparagraph 5(f) and except as provided in paragraph 10, each option shall be exercisable in such installments, which need not be equal, and upon such contingencies as the Board shall determine. In addition, the Board or the Committee shall have the power to accelerate the time during which an option may be exercised, notwithstanding the provisions in the option stating the time during which it may be exercised.

                  (f) From time to time during each of such installment periods, the option may be exercised with respect to some or all of the shares allotted to that period, and /or with respect some or all of the shares allotted to any prior period as to which the option was not fully



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exercised. During the remainder of the term of the option (if its term extends beyond the end of the installment periods), the option may be exercised from time to time with respect to any shares then remaining subject to the option. The provisions of this subparagraph 5(f) are subject to any option provisions governing the minimum number of shares as to which an option may be exercised.

                  (g) CU Bancorp may require any optionee, or any person to whom an option is transferred under subparagraph 5(d), as a condition of exercising any such option, to give written assurances satisfactory to CU Bancorp stating that such person is acquiring the stock subject to the option for such person's own account and not with any present intention of selling or otherwise distributing the stock. The requirement of providing written assurances, and any assurances given pursuant to the requirement, shall be inoperative if (i) the shares to be issued upon the exercise of the option have been registered under a then currently effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or (ii) a determination is made by counsel for CU Bancorp that such written assurances are not requires in the circumstances under the then applicable federal or state securities laws.

                  (h) If an optionee who is an employee of Home Bancorp or Home Bank, and who becomes an employee of CU Bancorp or its subsidiaries as a result of the transactions provided for in the Agreement, ceases to be employed by CU Bancorp or its subsidiaries, or a person who holds an option under the Home Option Plan attributable to service as a non-employee director of Home Bancorp, and who becomes a director of CU Bancorp as a result of the transactions provided for in this Agreement, ceases to serve as a director of CU Bancorp or its subsidiaries, then such optionee's option shall terminate three (3) months thereafter (or sooner, if provided in the particular option agreement), and during such period, such option shall be exercisable only as to those shares with respect to which installments, if any, accrued as of the date on which the optionee ceased to be employed by CU Bancorp or its subsidiaries or ceased to serve as a director of CU Bancorp or its subsidiaries (as the case may be), unless:

                  (i) Such termination is due to such person's permanent and total disability, within the meaning of Section 22(e)(3) of the Code, in which case such person's stock option may be exercised at any time within a period of not less than six (6) months nor more than one (1) year following such termination of employment or cessation of directorship, and provided further that if such optionee dies during such specified period following such termination of employment or cessation of directorship, then the stock option agreement may, but need not, provide that such option may be exercised at any specified time upon to one (1) year following the death of the optionee by the person or persons to whom the optionee's rights under such option pass by will or by the laws of descent and distribution, but only to the extent that the optionee was entitled to exercise said option immediately prior to the termination of the optionee's employment or cessation of the optionee's directorship;

                      (ii) The optionee dies while in the employ of CU Bancorp or its subsidiaries or while serving as a director of CU Bancorp or its subsidiaries (which shall

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constitute termination of employment or cessation of directorship), in which case options may be exercised at any time within a period of not less than six
(6) months nor more than one (1) year following the death of the optionee by the person or persons to whom the optionee's rights under such option pass by will or by the laws of descent and distribution, but only to the extent that the optionee was entitled to exercise said option immediately prior to the termination of optionee's employment or cessation of optionee's directorship and provided further that it an optionee dies within not more than three (3) months after termination of such employment or cessation of directorship, then such person's option may, but need not, provide that it may be exercised at any time within one (1) year following the death of the optionee as provided herein;

                      (iii) The option by its terms specifies that it shall terminate sooner than three (3) months after termination of the optionee's employment or cessation of the optionee's directorship, but only to the extent that the optionee was entitled to exercise said option immediately prior to the termination of optionee's employment or cessation of optionee's directorship;

                      (iv) The optionee's employment is terminated for cause, whereupon the option terminates immediately unless such termination is waived by the Board or Committee. Termination for cause shall include termination for malfeasance or gross misfeasance in the performance of duties, or conviction of illegal activity in connection therewith, conviction for a felony, or any conduct detrimental to the interests of CU Bancorp or any of its subsidiaries, and the termination of the Board or Committee with respect thereto shall be final and conclusive; or

                      (v) An optionee who becomes a director of CU Bancorp or any of its subsidiaries is removed from the Board for cause, whereupon the option terminates immediately on the date of such removal unless such termination is waived by the Board of Committee. Removal for cause shall include removal of a director who has been declared of unsound mind by an order of court or convicted of a felony.

                  This subparagraph 5(h) shall not be construed to extend the term of any option or to permit anyone to exercise the option after expiration of its term, nor shall it be construed to increase the number of shares as to which any option is exercisable from the amount exercisable on the date of termination of the optionee's employment.

                  (i) Options may be exercised by ten (10) days written notice delivered to CU Bancorp stating the number of shares with respect to which the option is being exercised together with payment for such shares. Not less than ten (10) shares may be purchased at any one time unless the number purchased is the total number of shares which may be purchased under the option.

                  (j) Any option granted hereunder shall provide, as determined by the Board

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or the Committee, for appropriate arrangements for the satisfaction by CU
Bancorp or its subsidiaries and the optionee of all federal, state, local or other income, excise or employment taxes or tax withholding requirements applicable to the exercise of the option or the later disposition of the shares of stock thereby acquired. Such arrangements shall include, without limitation, the right of CU Bancorp or any subsidiary thereof to deduct or withhold in the form of cash or, if permitted by law, shares of stock from any transfer or payment to an optionee or, if permitted by law, to receive transfers of shares of stock or other property from the optionee, in such amount or amounts deemed required or appropriate by the Board of the Committee in its discretion. Any shares of stock issued pursuant to the exercise of an option and transferred by the optionee to CU Bancorp for purposes of satisfying any withholding obligation shall not again be available for purposes of the 1996 Conversion Option Plan.

                  (k) Upon consummation of the Merger, any person who receives an option pursuant to the 1996 Conversion Option Plan relinquishes completely any options granted pursuant to the Home Option Plan, and such options thereafter shall terminate and have no further effect.

         6.       COVENANTS OF CU Bancorp.

                  (a) During the terms of the options issued under the 1996 Conversion Option Plan, CU Bancorp shall keep available at all times the number of shares of stock required to satisfy such options.

                  (b) Nothing herein shall require CU Bancorp to register under the Securities Act either the 1996 Conversion Option Plan, any option issued under the 1996 Conversion Option Plan or any stock issued or issuable pursuant to any such option. If CU Bancorp is unable to obtain from any such regulatory commission or agency the authority which counsel for CU Bancorp deems necessary for the lawful issuance and sale of stock under the 1996 Conversion Option Plan, CU Bancorp shall be relieved from any liability for failure to issue and sell stock upon issuance or upon exercise of such options unless and until such authority is obtained.

                  (c) CU Bancorp shall indemnify and hold harmless the members of the Board and the Committee in any action brought against any member in connection with the administration of the 1996 Conversion Option Plan to the maximum extent permitted by then applicable law.

         7.       USE OF PROCEEDS FROM STOCK.

         Proceeds from the sale of stock pursuant to options issued under the 1996 Conversion Option Plan shall constitute general funds of CU Bancorp.

         8.       MISCELLANEOUS.

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                  (a) Neither an optionee nor any person to whom an option is transferred under subparagraph 5(d) shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such option unless and until such person has satisfied all requirements for exercise of the option pursuant to its terms.

                  (b) Nothing contained in the 1996 Conversion Option Plan, or in any option issued pursuant to the 1996 Conversion Option Plan, shall obligate CU Bancorp or any of its subsidiaries to employ any employee for any period or interfere in any way with the right of CU Bancorp or any of its subsidiaries to terminate or to reduce the compensation of any employee.

         9.       ADJUSTMENTS UPON CHANGES IN STOCK.

         If the outstanding shares of the stock of CU Bancorp are increased, decreased, or changed into, or exchanged for a different number or kind of shares or securities of CU Bancorp, without receipt of consideration by CU Bancorp, through reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or otherwise, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which options may be granted. A corresponding adjustment changing the number or kind of shares and the exercise price per share allocated to unexercised options, or portions thereof, which shall have been granted prior to any such change shall likewise be made. Any such adjustment, however, in an outstanding option shall be made without change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment in the price for each share subject to the option. Adjustments under this section shall be made by the Board or the Committee whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of stock shall be issued under the 1996 Conversion Option Plan on account of any such adjustment. This paragraph 9 does not apply to changes in connection with the transactions provided for in the Agreement, but rather the adjustments provided for in subparagraph 3(c) above apply in such event.

         10.      TERMINATING EVENTS.

         Not less than thirty (30) days prior to the dissolution or liquidation of CU Bancorp, or a reorganization, merger, or consolidation of CU Bancorp with one or more corporations as a result of which CU Bancorp will not be the surviving or resulting corporation, or a sale of substantially all the assets of CU Bancorp to another person, or a reverse merger in which CU Bancorp is the surviving corporation but the shares of CU Bancorp's stock outstanding immediately preceding the merger are converted by virtue of the merger into other property (a "Terminating Event"), the Board or the Committee shall notify each optionee of the pendency of the Terminating Event. Upon delivery of said notice, any option granted prior to the Terminating Event shall be, notwithstanding the provisions of paragraph 5 hereof, exercisable in full and not only as to those shares with respect to which installments, if any, have then accrued, subject, however, to earlier expiration or termination as provided elsewhere in the



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1996 Conversion Option Plan. Upon the date thirty (30) days after delivery of said notice, any option or portion thereof not exercised shall terminate, and upon the effective date of the Terminating Event, the 1996 Conversion Option Plan shall terminate, unless provision is made in connection with the Terminating Event for assumption of options theretofore granted, or substitution for such options of new options covering stock of a successor employer corporation, or a parent or subsidiary corporation thereof, solely at the option of such successor corporation or parent or subsidiary corporation with appropriate adjustments as to number and kind of shares and prices. In the event that the Merger is not consummated, the 1996 Conversion Option Plan automatically terminates and all option agreements entered into pursuant to the 1996 Conversion Option Plan automatically terminate.

         11.      AMENDMENT OF THE 1996 CONVERSION OPTION PLAN.

                  (a) The Board at any time, and from time to time, may amend the 1996 Conversion Option Plan. However, except as provided in paragraph 9 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the vote of a majority of the outstanding shares of CU Bancorp entitled to vote, within twelve (12) months before or after the adoption of the amendment, where the amendment will:

                      (i) Increase the number of shares reserved for options under the 1996 Conversion Option Plan;

                      (ii) Materially modify the requirements as to eligibility for participation in the 1996 Conversion Option Plan; or

                      (iii) Materially increase the benefits accruing to participants under the 1996 Conversion Option Plan;

provided, however, that approval at a meeting or by written consent may be obtained by a lesser degree of shareholder approval if the Board determines, in its discretion after consultation with CU Bancorp's legal counsel, that such lesser degree of shareholder approval will comply with all applicable laws and will not adversely affect the qualification of the 1996 Conversion Option Plan under Section 422 of the Code.

                  (b) Rights and obligations under any option issued pursuant to the 1996 Conversion Option Plan, while the 1996 Conversion Option Plan is in effect, shall not be altered or impaired by suspension or termination of the 1996 Conversion Option Plan, except with the consent of the person to whom the stock or option was granted. The foregoing sentence shall not apply in the case of a termination of the 1996 Conversion Option Plan resulting from a failure to consummate the Merger.

         12.      TERMINATION OR SUSPENSION OF THE 1996 CONVERSION OPTION PLAN.


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                  The Board may suspend or terminate the 1996 Conversion Option
Plan at any time. Unless sooner terminated, the 1996 Conversion Option Plan shall terminate ten years from the effective date of the 1996 Conversion Option Plan. No options may be used under the 1996 Conversion Option Plan while the 1996 Conversion Option Plan is suspended or after it is terminated.

         13.      EFFECTIVE DATE OF PLAN.

                  The 1996 Conversion Option Plan shall become effective on the date of its adoption by the Board, subject to approval hereof by the vote of the holders of a majority of the outstanding shares of CU Bancorp entitled to vote or by the unanimous written consent of the holders of all of the outstanding shares of CU Bancorp entitled to vote.



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